Exhibit 99.1
TRANSACT TECHNOLOGIES REPORTS 2016 THIRD QUARTER RESULTS

Reports 2016 Third Quarter Revenue of $14.5 Million and GAAP Diluted EPS of $0.12

Hamden, CT – November 2, 2016 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the third quarter and nine months ended September 30, 2016, as summarized below:

Summary of 2016 Q3 Results
(In millions, except per share and percentage data)

	Three Months Ended September 30,
	2016	2015
Net sales	$14.5	$14.2
Gross profit	$5.9	$6.3
Gross margin	40.9%	44.4%
Operating income	$1.2	$1.6
Net income	$0.9	$1.0
Net income per diluted share	$0.12	$0.13

Non-GAAP(1):
Adjusted operating income	$1.2	$1.6
EBITDA	$1.6	$1.9
Adjusted EBITDA	$1.7	$2.0
Adjusted net income	$0.9	$1.0
Adjusted net income per diluted share	$0.12	$0.13

(1)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure can be found attached to this release.  See “Non-GAAP Financial Measures” below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “Third quarter sales in our POS automation business were strong and interest in our AccuDate line of food safety terminals continued to accelerate as we made notable progress in securing new approvals with restaurant and food service operators that we believe will support future sales momentum. Quarterly highlights also included the completion of a new international installation of our Epicentral software-based promotions and bonusing print system and the debut of new innovations for our Epicentral product line that will allow us to tap into growing industry interest in this innovative solution.

“Throughout the quarter, we made continued progress in further developing what we believe is a solid long-term growth opportunity for our food safety business. Restaurant operators have demonstrated increased interest in utilizing our technology for food safety automation while also pursuing our AccuDate terminals for additional back-of-the-restaurant operations.  Given these factors, our AccuDate line of food safety terminals including the AccuDate 9700, AccuDate PRO and AccuDate XL uniquely position TransAct to provide a full suite of solutions that address the varying and growing needs of the restaurant and food service industry. Restaurant and other hospitality operators are working closely with TransAct to develop customized solutions using our AccuDate Pro and AccuDate XL terminals that closely align the terminal with needs specific to their operations. Our ability to provide these customized solutions is a key differentiator that we anticipate will help us to establish long-term relationships with our customers. Looking ahead, we remain positioned to benefit from increased food safety terminal opportunities as we further penetrate this growing market.

“Our POS automation business and opportunities for our print solutions continue to evolve. We are benefiting from strong sales of our Ithaca 9000 grill and receipt printer to McDonald’s in support of their ongoing technology and menu initiatives worldwide. We are also executing on what we see as a relatively new growth opportunity to leverage our Ithaca-branded printers for customer-facing kiosks in restaurant operations. We believe the longer-term opportunity and trends for these markets remain strong and TransAct is favorably positioned with reliable, value-enhancing print solutions that directly address market needs.

“While the global casino and gaming equipment market remains challenged on a macro basis, TransAct is leveraging its leadership position to drive growth and expand market share. Our innovation and market leadership was reaffirmed late in the third quarter of 2016 with a strong showing at the Global Gaming Expo in Las Vegas. In particular, we introduced our new Epic Edge casino ticket printer which was met with an enthusiastic response from casino operators.  We also demonstrated two new versions of our Epicentral promotion and bonusing print system, including a new version that will allow TransAct to align our promotional and bonusing system directly with existing and future casino slot systems.”

Mr. Shuldman concluded, “Our high-margin, high-growth food safety and POS automation businesses continue to gain traction as we further execute in these key markets. The cash flow generated by our market-leading casino, gaming and lottery businesses allows us to invest in new, high-margin, technology-driven food safety and restaurant operation opportunities, and we expect to leverage our industry-leading solutions to deliver value for our shareholders in the form of additional growth and capital returns.”

Review of Balance Sheet and Capital Return Initiatives
As of September 30, 2016, TransAct had approximately $2.2 million of cash and cash equivalents and no debt.  During the 2016 third quarter, the Company paid a dividend to shareholders of $0.08 per share and repurchased approximately 125,000 shares of its common stock for total consideration of approximately $1.0 million, resulting in a total return of capital to shareholders in the 2016 third quarter of nearly $1.6 million.  Reflecting the 2016 third quarter repurchases, the Company had approximately $1.7 million remaining under its $5.0 million share repurchase authorization as of September 30, 2016.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, “We continue to operate the business with an eye towards growing sales of our software and food safety products. We are generating strong operating cash flow which is deployed in support of ongoing product innovation and to return capital to shareholders through our regular quarterly cash dividend and ongoing share repurchases. During the 2016 third quarter, we continued to invest in our AccuDate and Epicentral product lines to deliver further technology and software enhancements that we believe will improve the value our customers place on these market-leading offerings. As we near the close of 2016 and head into 2017, we believe our consistent strong cash generation as well as our opportunities to innovate and capture market share in the food safety market, positions TransAct to deliver long-term returns for our shareholders.”

Summary of 2016 Third Quarter Operating Results
TransAct generated 2016 third quarter net sales of $14.5 million compared with net sales of $14.2 million in the 2015 third quarter. Food safety net sales (now disclosed as a separate line item in the table below) decreased $0.1 million year over year to $1.0 million in the 2016 third quarter, reflecting a larger order of AccuDate PRO terminals in the prior-year period which did not repeat this quarter offset in part by higher AccuDate 9700 sales. POS automation and banking net sales increased $0.6 million to $2.9 million in the 2016 third quarter compared to the 2015 third quarter. This increase reflects continued strength in sales of our Ithaca 9000 printer to McDonald’s in support of their new menu and technology initiatives. Casino and gaming net sales in the 2016 third quarter were $5.6 million compared to $4.4 million in the prior-year period, reflecting strong international printer sales and a new international Epicentral installation, partially offset by lower sales to the domestic casino printer market. Lottery printer net sales in the 2016 third quarter were $2.2 million compared with $1.8 million in the 2015 third quarter on stronger sales to IGT. Printrex net sales were $67,000 in the 2016 third quarter compared to $225,000 in the prior year period on continued weakness in the oil and gas industry, while the Company’s TransAct Services Group generated net sales of $2.7 million in the 2016 third quarter compared to net sales of $4.4 million in the prior year period due to an unusually high level of spare parts sales in the prior year period.

Gross margin of 40.9% in the 2016 third quarter compared to gross margin of 44.4% in the prior year period, reflecting increased sales of lower-margin Ithaca 9000 printers to McDonald’s and a decrease in high-margin spare parts sales in the 2016 third quarter. Total operating expenses for the 2016 third quarter remained consistent with the 2015 third quarter at $4.7 million, as higher engineering expenses to support our ongoing software and food safety terminal initiatives were offset by lower sales and marketing and general and administrative expenses.

TransAct recorded operating income of $1.2 million, or 8.5% of net sales, for the 2016 third quarter compared to $1.6 million, or 11.0% of net sales, in the 2015 third quarter. Net income in the 2016 third quarter was $0.9 million, or $0.12 per diluted share, compared to net income of $1.0 million, or $0.13 per diluted share, in the prior-year period.

2016 Third Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, November 2, 2016, beginning at 4:30 p.m. ET.  Both the call and the webcast are open to the general public. The conference call number is 678-825-8259 and the conference ID number is 97852689 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these amounts are helpful to investors and others in assessing the ongoing nature of what the management views as TransAct's core operations.  The Company believes that the non-GAAP financial measures of EBITDA, adjusted EBITDA, adjusted operating income, adjusted net income and adjusted net income per diluted share provide relevant and useful information, which is widely used by analysts, investors and competitors in the Company’s markets, as well as by the Company’s management in assessing the Company’s performance.  These non-GAAP measures exclude the effect in the applicable periods presented of certain items that are contained in the tables included with this release.  These items, which include the impact of legal fees incurred in the first nine months of 2015 related to the now-settled lawsuit with Avery Dennison Corporation, have been excluded from non-GAAP financial measures because management does not believe that they are representative of underlying trends in the Company's performance.  Their exclusion provides investors and others with additional information to more readily assess the Company's operating results.  The Company uses the non-GAAP financial measures internally to focus management on the results of the Company's core business. The presentation of this additional non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization.  A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, and amortization and is adjusted for share-based compensation and the impact of legal fees related to the lawsuit with Avery Dennison Corporation in the first nine months of 2015.  The Company adjusts EBITDA for share-based compensation as the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization, and believes that it provides investors with an additional measure of the Company’s liquidity.  A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes.  EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company’s operating performance and liquidity because this measure is: (i) widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure; (ii) a financial measurement that is used by lenders and other parties to evaluate creditworthiness and liquidity; and (iii) used by the Company’s management for various purposes including strategic planning and forecasting, assessing financial performance and liquidity, and paying incentive compensation.

Adjusted operating income is defined as operating income adjusted for special items (the impact of legal fees related to the lawsuit with Avery Dennison Corporation incurred in the first nine months of 2015).  The Company adjusts for these legal fees because the Avery Dennison lawsuit does not relate to the Company’s core business and because it believes that eliminating the legal fees helps investors understand, assess and develop expectations for the Company’s core business.   A reconciliation of adjusted operating income to operating income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted net income is defined as net income adjusted for the tax-effected impact of special (legal fees related to the lawsuit with Avery Dennison Corporation incurred in first nine months of 2015).  A reconciliation of adjusted net income to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted net income per diluted share is defined as adjusted net income divided by diluted shares outstanding.  A reconciliation of adjusted net income per diluted share to net income per diluted share, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted operating income, adjusted net income and adjusted net income per diluted share provide the Company with an understanding of the results of the primary operations of the business by excluding the effects of special items (legal fees related to the lawsuit with Avery Dennison Corporation) that do not reflect the ordinary earnings of the Company’s operations.  The Company uses these measures to evaluate period-over-period operating performance because the Company believes this provides a more comparable measure of its continuing business as it adjusts for special items that are not reflective of the normal results of the business.  These measures may be useful to an investor in evaluating the underlying operating performance of the Company’s business.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including food safety, POS automation, casino and gaming, lottery, mobile and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the AccuDate™, EPICENTRAL®, Epic®, Ithaca®, RESPONDER and Printrex® brands. TransAct has over 3.0 million printers and terminals installed around the world and is committed to providing world-class service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or other similar words.  All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; the risk that our new line of food safety and oil and gas products will not drive increased adoption by customers; and other risk factors detailed in TransAct's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.  Actual results may differ materially from those discussed in, or implied by, the forward-looking statements.  The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

# # #

Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$14,474	$14,172	$43,632	$47,560
Cost of sales	8,559	7,881	25,849	27,616
Gross profit	5,915	6,291	17,783	19,944

Operating expenses:
Engineering, design and product development	1,133	766	3,458	2,494
Selling and marketing	1,808	2,137	5,460	6,060
General and administrative	1,737	1,823	5,589	5,665
Legal fees and settlement expenses associated with lawsuit	-	-	-	1,738
	4,678	4,726	14,507	15,957
Operating income	1,237	1,565	3,276	3,987

Interest and other income (expense):
Interest, net	(7)	(7)	(18)	(23)
Other, net	(3)	11	13	(1)
	(10)	4	(5)	(24)

Income before income taxes	1,227	1,569	3,271	3,963
Income tax provision	344	541	1,010	1,403
Net income	$883	$1,028	$2,261	$2,560

Net income per common share:
Basic	$0.12	$0.13	$0.29	$0.33
Diluted	$0.12	$0.13	$0.29	$0.33

Shares used in per share calculation:
Basic	7,498	7,800	7,673	7,818
Diluted	7,549	7,848	7,724	7,844

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
(In thousands)	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Food safety	$969	$1,107	$3,506	$2,961
POS automation and banking	2,889	2,274	8,407	6,069
Casino and gaming	5,612	4,399	16,204	17,237
Lottery	2,226	1,797	7,311	8,767
Printrex	67	225	398	1,152
TransAct Services Group	2,711	4,370	7,806	11,374
Total net sales	$14,474	$14,172	$43,632	$47,560

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(In thousands)	2016	2015
Assets:
Current assets:
Cash and cash equivalents	$2,199	$4,473
Accounts receivable, net	10,478	7,174
Inventories	9,439	11,296
Deferred tax assets	1,672	1,932
Other current assets	1,121	437
Total current assets	24,909	25,312

Fixed assets, net	2,420	2,507
Goodwill	2,621	2,621
Deferred tax assets	1,311	1,213
Intangible assets, net	643	888
Other assets	38	28
	7,033	7,257
Total assets	$31,942	$32,569

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$5,614	$2,642
Accrued liabilities	2,129	2,838
Income taxes payable	5	245
Deferred revenue	132	604
Total current liabilities	7,880	6,329

Deferred revenue, net of current portion	76	77
Deferred rent, net of current portion	188	189
Other liabilities	240	246
	504	512
Total liabilities	8,384	6,841

Shareholders’ equity:
Common stock	112	112
Additional paid-in capital	29,580	28,921
Retained earnings	23,390	22,956
Accumulated other comprehensive loss, net of tax	(101)	(80)
Treasury stock, at cost	(29,423)	(26,181)
Total shareholders’ equity	23,558	25,728
Total liabilities and shareholders’ equity	$31,942	$32,569

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NON-GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months ended September 30, 2016
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$4,678	$-	$4,678
% of net sales	32.3%		32.3%

Operating income	1,237	-	1,237
% of net sales	8.5%		8.5%

Income before income taxes	1,227	-	1,227
Income tax provision	344	-	344
Net income	883	-	883
Net income per diluted share	$0.12	$-	$0.12

(1)	No adjustments.

	Three months ended September 30, 2015
	Reported	Adjustments (2)	Adjusted Non-GAAP
Operating expenses	$4,726	$-	$4,726
% of net sales	33.3%		33.3%

Operating income	1,565	-	1,565
% of net sales	11.0%		11.0%

Income before income taxes	1,569	-	1,569
Income tax provision	541	-	541
Net income	1,028	-	1,028
Net income per diluted share	$0.13	$-	$0.13

(2)	No adjustments.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NON-GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Nine months ended September 30, 2016
	Reported	Adjustments(3)	Adjusted Non-GAAP
Operating expenses	$14,507	$-	$14,507
% of net sales	33.2%		33.2%

Operating income	3,276	-	3,276
% of net sales	7.5%		7.5%

Income before income taxes	3,271	-	3,271
Income tax provision	1,010	-	1,010
Net income	2,261	-	2,261
Net income per diluted share	$0.29	$-	$0.29

(3)	No adjustments.

	Nine months ended September 30, 2015
	Reported	Adjustments (4)	Adjusted Non-GAAP
Operating expenses	$15,957	$(1,738)	$14,219
% of net sales	33.6%		29.9%

Operating income	3,987	1,738	5,725
% of net sales	8.4%		12.0%

Income before income taxes	3,963	1,738	5,701
Income tax provision	1,403	626	2,029
Net income	2,560	1,112	3,672
Net income per diluted share	$0.33	$0.14	$0.47

(4)
Adjustments include $1,763 of legal and other expenses partially offset by a $25 reversal of accrued settlement expenses related to the lawsuit with Avery Dennison Corporation.  Such adjustments were tax effected using an effective tax rate of 36%.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO CORRESPONDING GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	September 30,		September 30,
	2016	2015	2016	2015
Net income	$883	$1,028	$2,261	$2,560

Interest expense, net	7	7	18	23
Income tax provision	344	541	1,010	1,403
Depreciation and amortization	319	343	962	1,077

EBITDA	1,553	1,919	4,251	5,063

Share-based compensation expense	168	108	473	377
Legal fees and settlement expenses associated with lawsuit	-	-	-	1,738

Adjusted EBITDA	$1,721	$2,027	4,724	$7,178